99.5

Ballroom Dance Fitness, Inc.

Unaudited Pro Forma Condensed Statements of Operations

Year Ended December 31, 2012

(UNAUDITED)

	As Reported	Pro Forma Adjustments	Pro Forma

Revenue	$ 13,859	$ 23,200	$ 37,059

Total Revenue	13,859	23,200	37,059

Expenses:

Personnel costs	25,023	-	25,023
Event costs	13,205	5,430	18,635
Occupancy	-	13,358	13,358
General and administrative	9,498	12,300	21,798
Total Expenses	47,726	31,088	78,814

Net Loss	$ (33,867)	$ (7,888)	$(41,755)